                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Primus Knowledge Solutions, Inc. 1999 Stock Incentive Compensation Plan, Primus Knowledge Solutions, Inc. 1995 Stock Incentive Compensation Plan, Symbologic Corporation Non-Employee Director Stock Option Plan, Symbologic Corporation Employee Stock Option and Restricted Stock Award Plan and Primus Knowledge Solutions, Inc. 1999 Employee Stock Purchase Plan of our report dated March 12, 1999 (except Note 14, as to which the date is May 3, 1999) with respect to the consolidated financial statements of Primus Knowledge Solutions, Inc. included in its Registration Statement (Amendment No.3 to Form S-1) filed with the Securities and Exchange Commission.

                                        Ernst & Young LLP


Seattle, Washington

June 30, 1999